EXHIBIT 23.1

We consent to the incorporation by reference in the Registration Statements on Forms S-8 of our report dated March 27, 1998, on the 1997 consolidated financial statements of SGI International and subsidiaries which appears else where in this Annual Report on Form 10-K for the fiscal year ended December 31, 1997.




J. H. COHN LLP



San Diego, California
March 37, 1998